EXHIBIT 99.3

Description of Cash Sweep and Required Cash Sweep Payments

CIT is required to use certain cash collections to repay its first lien facility (the “1st Lien Facility”) and notes under the Series A Indenture and the Series B Indenture (the “Second Lien Notes” and, together with the 1st Lien Facility, the “Secured Debt”) on an accelerated basis (the “Cash Sweep”). Subject to certain exceptions and reserving for payment of certain expenses, each Restricted Subsidiary (generally any subsidiary other than a regulated subsidiary, joint venture, special purpose entity, or immaterial subsidiary) must deposit at least monthly certain cash it generates into designated accounts (collectively “Sweep Accounts”).

The amount of the Cash Sweep (which is defined as the “Sweep Cash Amount” in the Indentures) is calculated using a percentage for each business unit’s freely transferable cash collections from owned assets held in Restricted Subsidiaries, after deducting (i) operating expenses incurred in the ordinary course of business, (ii) costs of servicing, (iii) payments of debt service (including securitizations, conduits, total return swaps, or secured debt) or payments required under operating leases in the Transportation Finance business segment, and (iv) cash held in restricted accounts or for third parties (including securitizations or other similar transactions).

Freely transferable cash does not include cash collections received by regulated subsidiaries, by special purpose entities under securitizations or other similar transactions or by entities outside the U.S., if repatriation would violate law or result in an adverse tax or regulatory issue. The applicable percentage for each of the Corporate Finance, Student Lending, Rail and Aerospace businesses is 100% of freely transferable cash collections. The applicable percentage for each of the Trade Finance, U.S. Vendor Finance and Small Business Lending businesses is 0% for the period prior to any platform transfer of the applicable business into CIT Bank, and 100% of collections generated by assets remaining at the bank holding company (net of amounts owed to clients for Trade Finance) after any such platform transfer. The amount calculated must be deposited monthly into the Sweep Accounts.

CIT may use amounts in the Sweep Accounts:

(a)	to pay obligations under the Secured Debt,

(b)

to make investments in CIT Bank or any regulated subsidiary required by, or necessary or prudent under, federal banking laws or other domestic or foreign laws or regulations, or required by any governmental authority or pursuant to any governmental approval, waiver, consent, stipulation, agreement or commitment (“Required Bank Investment”); provided that CIT does not have available cash outside the Sweep Accounts, or

(c)	if no default or event of default has occurred and is continuing, and if CIT does not have available cash of more than $500 million outside the Sweep Accounts:

(i)

to make payments for contractual commitments to purchase aerospace and railcar assets existing on October 12, 2009, net of any committed financing, and (subject to certain exceptions) to make required payments on certain qualified debt, for the succeeding twelve month period, and to build a reserve of 50% of future obligations under committed and undrawn credit lines where CIT or a Restricted Subsidiary is lead agent (“TTF Requirements”),

(ii)

to make (A) a short term loan or advance (12 months or less) to any regulated subsidiary related to a platform transfer, or (B) investments in regulated subsidiaries of up to $400 million in any yearly period (“Permitted Bank Investments”),

(iii)	to pay scheduled payments on qualified debt,

(iv)	to bring other available cash outside the Sweep Accounts up to $500 million or

(v)

to invest not more than (A) $500 million in the aggregate during any twelve month period in the Corporate Finance, Rail Finance and Aerospace Finance businesses, plus (B) an amount equal to the aggregate of contractual commitments existing on October 12, 2009 to fund Corporate Finance assets (“Business Reinvestments”).

CIT is required to make quarterly payments of the Available Sweep Amount, and to use commercially reasonable efforts (taking into account near-term obligations and liquidity sources) to apply any Excess Cash Sweep Amounts to repay obligations under the Secured Debt (including purchases of notes in open-market transactions).

“Available Sweep Amount” for any applicable quarter equals (a) the Cash Sweep amount at the end of the quarter plus other available cash in excess of $500 million minus (b) the sum of (i) TTF Requirements, (ii) Permitted Bank Investments which are both allowed and expected to be made, (iii) Required Bank Investments which will be made, and (iv) the amount of Business Reinvestments permitted in the next twelve months.

“Excess Cash Sweep Amounts” for any quarter equals (a) the Cash Sweep amount at the end of the quarter minus (b) the sum of (i) $1.5 billion and (ii) the Available Sweep Amount payable.